Exhibit 10.2

FEDERAL HOME LOAN BANK OF ATLANTA

INDEMNIFICATION AGREEMENT

THIS AGREEMENT (“Agreement”) is effective as of the 1st day of April, 2010 (the “Effective Date”) by and among Federal Home Loan Bank of Atlanta, a corporation organized and existing under the laws of the United States of America (the “Bank”), SJG Financial Consultants, LLC, a Georgia limited liability company (the “Company”), and Steven J. Goldstein (“Goldstein”) (the Company and Goldstein are collectively referred to hereinafter as “Indemnitee”).

WITNESSETH:

WHEREAS, the Company has contracted with the Bank under a Second Amended and Restated Services Agreement, dated as of even date herewith between the Bank and the Company (“Services Agreement”), to make available to the Bank, the services of Goldstein to perform the usual and customary duties of chief financial officer of the Bank and in such capacity perform a valuable service for the Bank; and

WHEREAS, the Bank desires to provide in a separate agreement the scope, terms and limitations related to the Bank’s indemnification to the Indemnitee.

NOW, THEREFORE, in consideration of the Company making available to the Bank the services of Goldstein to perform the usual and customary duties of chief financial officer of the Bank from and after the date hereof, the parties hereby agree as follows:

1.	Indemnity

Subject to the provisions of Section 3 hereof, the Bank shall defend, hold harmless and indemnify each Indemnitee in any threatened, pending or completed action, suit or proceeding, whether formal or informal and whether civil, criminal, administrative, arbitrative or investigative (any of the foregoing being a “Proceeding”), by reason of the fact that it or he is or was (a) performing the usual and customary duties of chief financial officer of the Bank, (b) serving at the request of the Bank as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity or as a member of any committee or council, or (c) named in a report filed by the Bank under the Securities Exchange Act of 1934, from and against all costs, liabilities, obligations, expenses (including reasonable attorneys’ fees), judgments, fines (including an excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement actually and reasonably incurred by it or him in connection with such Proceeding, to the fullest extent permitted by the laws of the State of Georgia and, to the extent not inconsistent therewith, Federal laws (including without limitation the Federal Home Loan Bank Act), as currently in effect or as they may hereafter be amended.

2.	Insurance Policies

(a)	In the reasonable business judgment of the Bank’s Board of Directors, the Bank may purchase and maintain, for its own benefit and for the benefit of Indemnitee, one or more valid, binding and enforceable policy or policies of directors and officers insurance (“D&O Insurance”). It is the express intent of the Bank that Goldstein be an “Executive” and thus an “Insured Person” for the purpose of the D&O Insurance.

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(b)	In the reasonable business judgment of the Board of Directors, but without limiting the full discretion of the Board of Directors to create or not create a fund or to otherwise secure or not secure the Bank’s obligations under this Agreement, the Board of Directors may create a fund of any nature, which may, but need not, be irrevocable or under the control of a trustee, or otherwise secure or insure in any manner its obligations to indemnify and advance expenses to the Indemnitee and to other officers and directors of the Bank, whether arising under or pursuant to this Agreement or any similar agreement or otherwise. The Indemnitee shall be an intended beneficiary of any such fund or arrangement.

3.	Limitations on Indemnity

No indemnity pursuant to this Agreement shall be made by the Bank:

(a)	to the extent of any liability for which any Indemnitee is paid pursuant to any D&O Insurance;

(b)	if a final judgment or other final adjudication by a court having jurisdiction in the matter shall determine that such indemnity is not lawful;

(c)	in respect to remuneration paid to any Indemnitee, if a final judgment or other final adjudication by a court having jurisdiction in the matter shall determine that such remuneration was not lawful;

(d)	for acts or omissions that involve fraud, intentional misconduct or a knowing violation of law by any Indemnitee; or

(e)	for any conduct for which any Indemnitee is adjudged liable on the basis that it or he improperly received a personal benefit.

4.	Notification and Defense of Claim

(a)	Promptly after receipt by Indemnitee of notice of the commencement of any Proceeding, Indemnitee will, if a claim in respect thereto is to be made against the Bank under this Agreement, notify the Bank of the commencement thereof. Such notification shall include all documents and other information necessary for the Bank to determine whether Indemnitee is entitled to indemnification and reasonably available to Indemnitee. The failure so to notify the Bank will not relieve the Bank from any liability except to the extent that the Bank is prejudiced by such failure. With respect to any such Proceeding as to which Indemnitee so notifies the Bank:

(1)	the Bank will be entitled to participate therein at its own expense; and

(2)	except as otherwise provided below, to the extent that it may wish, the Bank may assume the defense thereof.

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(b)	After notice from the Bank to Indemnitee of its election to assume the defense thereof, the Bank will not be liable to Indemnitee under this Agreement or otherwise for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ counsel of his choosing in such Proceeding but the fees and expenses of such counsel incurred after notice from the Bank of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized in writing by the Bank, (ii) the Bank and Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Bank and Indemnitee in the conduct of the defense of such Proceeding, or (iii) the Bank shall have failed or refused to employ counsel to assume the defense of such Proceeding, or shall have failed to diligently pursue such defense, in each of which cases the reasonable fees and expenses of Indemnitee’s counsel shall be paid by the Bank.

(c)	The Bank shall not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding without its prior written consent. The Bank, without Indemnitee’s prior written consent, shall not settle any such Proceeding in any manner which would in any way impose any penalty or limitation on Indemnitee, or if the terms of any such settlement, directly or indirectly, could damage or affect the business or personal reputation of Indemnitee. Neither the Bank nor Indemnitee will unreasonably withhold his or its consent to any proposed settlement.

(d)	If the Bank and Indemnitee employ the same legal counsel in connection with a Proceeding and there develops a conflict of interest between the Bank and Indemnitee in the conduct of the defense of such Proceeding, then Indemnitee agrees to employ different counsel (the reasonable fees and expenses of which shall be paid by the Bank) and to take all actions reasonably necessary to allow the Bank to continue to employ the counsel employed by both the Bank and Indemnitee prior to such conflict arising.

5.	Prepayment of Expenses

Unless Indemnitee otherwise elects, reasonable fees and expenses incurred in defending any Proceeding will be paid by the Bank in advance of the final disposition of such Proceeding upon receipt of a written agreement from Indemnitee in form and substance satisfactory to the Bank agreeing to repay any advances if it shall be ultimately determined that it or he is not entitled to be indemnified by the Bank under this Agreement.

6.	Determination of Entitlement to Indemnification

Following notification by Indemnitee to the Bank of the commencement of a Proceeding pursuant to Section 4(a) of this Agreement, unless ordered by a court of competent jurisdiction, the determination of whether Indemnitee is entitled to indemnification pursuant to this Agreement shall be made by the following person or persons: (a) if there are two or more Disinterested Directors (as defined below), then at the Bank’s option, and with notice to Indemnitee of the method for determination chosen by the Bank, (i) by the Board of Directors by a majority vote of all of the

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Disinterested Directors (a majority of whom shall for such purpose constitute a quorum), (ii) by a majority of the members of a committee of two or more Disinterested Directors appointed by a vote described in the preceding clause (i), or (iii) by special legal counsel selected in the manner described in the preceding clause (i); or (b) if there are fewer than two Disinterested Directors, by special legal counsel selected by the Board of Directors (in which selection directors who do not qualify as Disinterested Directors may participate). “Disinterested Director” means a member of the Board of Directors who both (i) is not a party to the Proceeding giving rise to the indemnification claim and (ii) does not have a familial, financial, professional or employment relationship with Indemnitee, which relationship would, in the circumstances, reasonably be expected to exert an influence on the judgment of such member of the Board of Directors when voting on the decision being made.

7.	Continuation of Indemnity

The Bank’s indemnification obligations under this Agreement shall remain in effect for so long as the Second Amended and Restated Services Agreement is in effect. All agreements and obligations of the Bank and Indemnitee contained in this Agreement shall continue thereafter so long as Indemnitee is or becomes subject to any Proceeding instituted with regard to acts or omissions on the part of Indemnitee while performing the usual and customary duties of chief financial officer of the Bank, or while serving at the request of the Bank as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity or as a member of any committee or council, if such acts or omissions occurred during the period in which this Agreement was in effect.

8.	Reliance

The Bank has entered into this Agreement in order to induce Indemnitee to perform the usual and customary duties of chief financial officer of the Bank, and acknowledges that Indemnitee is relying upon this Agreement with respect thereto.

9.	Separability

Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof.

10.	Effect of Bylaw Amendment

Any amendment to or repeal of the bylaws of the Bank relating to indemnification of officers and directors shall not affect in any way the Bank’s agreements and obligations under this Agreement or alter the indemnification provided to Indemnitee under this Agreement.

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11.	Payments

Any payment required to be made pursuant to this Agreement shall be made as promptly as practicable after the obligation to make the payment and the amount of the payment have been determined.

12.	Notices

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) upon delivery, if sent by hand delivery, (ii) on the first business day after dispatch, if sent by nationally recognized next business day delivery service for next business day delivery, or (iii) on the first business day after dispatch, if sent by fax with a confirming copy sent by a nationally recognized business day delivery service electing for next business day delivery, to the parties at the following addresses:

if to Indemnitee, to: SJG Financial Consultants, LLC 1640 Misty Oaks Drive Atlanta, Georgia 30350	if to the Bank, to: Federal Home Loan of Atlanta 1475 Peachtree Street NE Atlanta, GA 30309 Attention: General Counsel Fax: 404.888.5304

Either party hereto may change the address to which notice to it or him, or copies thereof, shall be addressed, by giving notice thereof to the other party hereto in conformity with the foregoing.

13.	Governing Law; Assignment; Binding Effect; Amendment

(a)	This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia and, to the extent not inconsistent therewith, federal laws.

(b)	Neither this Agreement nor any rights or obligations hereunder shall be assigned or transferred by Indemnitee.

(c)	This Agreement shall be binding upon Indemnitee and upon the Bank, its successors and assigns, including successors by merger or consolidation, and shall inure to the benefit of Indemnitee, their legal heirs, representatives and successors, and to the benefit of the Bank, its successors and assigns.

(d)	No amendment or modification of this Agreement shall be effective unless in writing signed by both parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

FEDERAL HOME LOAN BANK OF ATLANTA

By:	/s/ Richard A. Dorfman
Richard A. Dorfman, President and Chief Executive Officer

SJG FINANCIAL CONSULTANTS, LLC

By:	/s/ Steven J. Goldstein
Steven J. Goldstein, Manager

STEVEN J. GOLDSTEIN

/s/ Steven J. Goldstein
Steven J. Goldstein

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